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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 1-10751


                             OBJECTSOFT CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


     800 Second Avenue, 8th Floor, New York, New York 10017 (212) 922-0573
     ----------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        Common Stock, $0.0001 Par Value
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)



Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    [X]                Rule 12h-3(b)(1)(i)     [ ]
      Rule 12g-4(a)(1)(ii)   [ ]                Rule 12h-3(b)(1)(ii)    [ ]
      Rule 12g-4(a)(2)(i)    [ ]                Rule 12h-3(b)(2)(i)     [ ]
      Rule 12g-4(a)(2)(ii)   [ ]                Rule 12h-3(b)(2)(ii)    [ ]
                                                Rule 15d-6 --------     [ ]

Approximate number of holders of record as of the certification or notice
date:    80
     ------------------

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 15, 2004         BY: /s/ Moshe Gluzman
     --------------------           -------------------------------------------
                                Name:  Moshe Gluzman
                                Title: President